Exhibit 99.1

Mechanical Technology Announces

Enhanced Growth Strategy

Following investment by Brookstone Partners Acquisition XXIV, LLC (Brookstone), MTI expands growth strategy

Albany, N.Y., November 28, 2016 -- Mechanical Technology, Incorporated (MTI or the Company) (OTCQB: MKTY), a company engaged, through its subsidiary MTI Instruments, Inc., in the design, manufacture and sale of precision test and measurement sensors, instruments and systems that provide solutions for linear displacement, vibration measurement and system balancing and tensile measurements in markets that require the exacting measurement and control of products and processes for automated manufacturing, assembly, and consistent operation of complex machinery, announces an enhanced growth strategy.

Kevin G. Lynch, CEO of MTI, stated previously that through the investment on October 21, 2016 by Brookstone, “we are extremely excited about the future of MTI with the addition of new capital and our association with Brookstone. The additional capital will enable us to look to expand our growth strategy beyond our current organic growth model.”

“Now that Brookstone and the Company have been working together, we have put a framework on our acquisition based growth strategy to further utilize the significant net operating losses held by MTI. We are targeting for acquisition companies with the following key characteristics:

  $10 million to $30 million in annual revenues.

  $2 million to $10 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”).

  Manufactures precision test and measurement sensors, instruments and systems used in automated manufacturing and assembly and consistent operation of complex machinery.

  Focus on aerospace, semiconductor, electronics, automotive and/or general industrial sectors.

Activities in this regard are already underway and we look forward to seeing the results from the implementation of this strategy having a positive impact on our business capabilities and earnings capacity.”

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About MTI

MTI is engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI Instrument's products use a comprehensive array of technologies to solve complex, real world applications in numerous industries including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about the Company, please visit www.mechtech.com.

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The statement in this press release that is not historical fact, in particular, expected “positive impact on our business capabilities and earnings capacity” from acquisition activities already underway, constitutes a forward-looking statement within the meaning of federal securities laws. Such forward-looking statement is made as of today, and MTI disclaims any duty to update such statement. It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results discussed herein not to occur include: the failure of the Company to locate viable potential acquisitions that are beneficial to the Company; that the uncertainty of the global economy may affect demand for our products, those of potential acquisition targets, our attractiveness as an acquirer or the market for mergers and acquisitions in general; our inability to build and maintain relationships with our customers; and the other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2015, and our quarterly reports on Form 10-Q.

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Contact Information:
Lisa Brennan
518-218-2500

lbrennan@mtiinstruments.com